Exhibit 99.1

X-Rite Reports First Quarter Results

First Quarter Revenue Declines 2.5 Percent versus Prior Year on a Pro Forma Combined Basis with Pantone; EBITDA 20 Percent of Sales

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the quarter ended March 29, 2008.

First Quarter Highlights (see Exhibit 2 attached):

  Net sales totaled $65.9 million, a 2.5 percent decrease from the first quarter of 2007, on a pro forma combined basis with the results of Pantone included in both years. The 2.5 percent decrease was comprised of a 3.2 percent decrease within the core color segment and a 0.9 percent increase within the color standards segment (Pantone). Adjusting for the positive impact of foreign currency fluctuations, the sales decrease was 6.8 percent on the same pro forma combined basis. We acquired Pantone on October 24, 2007.
  The adjusted gross margin, excluding certain Pantone acquisition related purchase price adjustments and integration costs totaling $4.1 million, was 59.8 percent (comprised of 57.7 percent for the color measurement segment and 69.5 percent for the color standards segment).
  Operating expenses excluding restructuring and integration expenses of $1.4 million, while negatively affected by foreign exchange rates, were $0.8 million lower than the fourth quarter of 2007.
  EBITDA, a non-GAAP metric, as defined per our credit agreements, was $18.9 million (25 percent of sales) in the fourth quarter of 2007, our seasonally highest performance quarter, and $13.2 million (20 percent of sales) in the first quarter of 2008. Trailing four quarters EBITDA is one of the four key financial covenants in our credit agreements. The Company satisfied this financial covenant in the first quarter with trailing four quarters EBITDA of $60.9 million. The Company failed to achieve the trailing twelve month first lien leverage ratio in the first quarter. The Company’s first quarter calculations for the four key financial covenants is included in Exhibit 4.
  For the first quarter, the Company reported an operating loss of $2 million and a net loss of $16.8 million. Total interest expense including amortization of deferred financing costs and derivative expense related to the Company’s interest rate swaps, was $12 million and explains most of the difference between the operating loss and the net loss for the quarter. A reconciliation of our net loss in the fourth quarter of 2007 and the first quarter of 2008 to EBITDA per the definition in our credit agreements is included with Exhibit 3.
  Cash decreased from $20.3 million at 2007 year-end to $18.4 million at the end of the first quarter. The borrowings with the first and second lien lenders increased $9.8 million during the quarter and were $399.5 million at the end of the first quarter. Pursuant to GAAP, all of the debt with our first and second lien lenders is being shown in our balance sheet at March 29, 2008 as a current liability at the end of the first quarter due to the covenant defaults under the credit agreement that occurred during the quarter.

“Our sales rates began to soften just as we entered 2008 and led to our April 3 press release stating that our sales would be down in the first quarter of 2008 on a pro forma combined basis versus the first quarter of 2007,” stated Thomas J. Vacchiano, Jr., Chief Executive Officer of X-Rite. “Ultimately, our final first quarter 2008 sales results were down 2.5 percent at $65.9 million. We are optimistic about the sales potential for new products this year but remain cautious about our 2008 revenue outlook, given the various integration dynamics we are dealing with and a difficult economic climate. Our sales guidance is subject to the assumption that we will not experience material sales disruptions due to the negative publicity our credit agreement situation has created.”

2008 Performance Guidance:

  Our 2007 pro forma combined sales for X-Rite and Pantone were $283 million (see Exhibit 1 attached). For 2008 we currently expect to see sales results ranging from $272 million (down 4 percent versus prior year on a pro forma basis) to $286 million (up 1 percent versus prior year on a pro forma basis).
  On April 3, 2008, the Company announced a restructuring plan expected to result in $23 million of savings over the second quarter of 2008 through the first quarter of 2009. The Company expects to realize $18 million of cost savings in the last three quarters of 2008. Restructuring and integration costs were $1.4 million in the first quarter and are expected to be $5-6 million in the balance of 2008. Of the restructuring savings, 70 percent are headcount-related and most of the actions to create the savings were executed in the first two weeks of April.
  At the present time, the Company expects X-Rite 2008 EBITDA (per the definition in our credit agreements) to be in the range of $60-68 million. For now, our guidance for restructuring costs and for EBITDA excludes costs related to our pending discussions with lenders or any change in the Company’s capital structure, which have not been determined.

“We recognize that the financing structure of the Pantone acquisition, on top of the previous Amazys acquisition, along with a slow down of our business in a challenging global economic environment, has resulted in a challenging level of leverage on the balance sheet,” stated Lynn J. Lyall, Chief Financial Officer. “The solution will be rooted in continuing to improve on our historically strong business performance which generates substantial profitability and cash flow, while at the same time making smart decisions about our debt leverage and associated capital structure.”

Lynn Lyall stated, “In response to our lender covenant defaults and business needs looking forward, the Company has engaged RBC Capital Markets as its financial advisor. They are assisting us with exploring options to address the financial leverage on the Company’s balance sheet. It is in the interest of all stakeholders that the Company is able to pursue its operating plan and strategy to achieve its business goals.”

Conference Call

The Company will conduct a live audio webcast discussing its first quarter 2008 results on Tuesday, May 6, 2008 at 11:00 a.m. EST. The call will be co-hosted by Thomas J. Vacchiano, Jr., the Company’s Chief Executive Officer and Lynn J. Lyall, the Company’s Chief Financial Officer. To access this webcast, as well as all future webcasts, use the X-Rite corporate website at www.xrite.com. Select the Corporate / Investor Relations page and click on the Presentations and Conference Call link for the webcast. In addition, an archived version of the webcast conference call will be available on X-Rite’s website shortly after the live broadcast.

About X-Rite

(NASDAQ: XRIT) X-Rite is the global leader in color-measurement solutions, offering hardware, software, color standards and services for the verification and communication of color data. The Company serves a range of industries, including imaging and media, industrial color and appearance, retail color matching, and medical. X-Rite serves customers in more than 100 countries from its offices in Europe, Asia and the Americas.

EBITDA and Non-GAAP Measures

In addition to the results reported in accordance with generally accepted accounting standards (GAAP) within this release, X-Rite may reference certain information that is considered a non-GAAP financial measure. Management believes these measures are useful and relevant to management and investors in their analysis of the Company’s underlying business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures should not be considered a substitute for any GAAP measures. Additionally, non-GAAP measures as presented by X-Rite may not be comparable to similarly titled measures reported by other companies.

One specific non-GAAP measure used by X-Rite is “EBITDA per the lender agreements”, which is defined as net income adjusted for interest, taxes, depreciation, amortization, acquisition restructuring and integration costs, share based compensation, gains/losses on life insurance, foreign currency and sales of assets. In addition to disclosing results that are determined under US GAAP, the Company also discloses non-GAAP results of operations that exclude certain expenses and charges that are directly related to the Amazys acquisition and Pantone acquisition and related integration and restructuring. Specific non-GAAP captions on the income statements include gross profit from continuing operations, operating expenses (selling and marketing, engineering, general and administrative and certain acquisition-related restructuring and integration expenses), operating income from continuing operations, net income from continuing operations and earnings per share information. The excluded expenses and charges primarily include costs and charges resulting from purchase accounting and integration and restructuring activities associated with the July, 2006 acquisition of Amazys Holding AG and the October, 2007 acquisition of Pantone. A reconciliation of GAAP to non-GAAP financial information discussed in this release is contained in the attached exhibits and on the Company’s website at xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the impact of the Company’s defaults under its credit agreements, the Company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company’s products and other risks described in the Company’s filings with the US Securities & Exchange Commission (“SEC”). The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

Exhibit 1
Sales Results - 2007 Proforma and 2008 Q1 Actual
(in millions)

	2007 Proforma					2008 Actual
	Q1	Q2	Q3	Q4	Total	Q1	Q1 '07 v. '08

Color Measurement	$55.9	$59.8	$55.4	$64.0	$235.1	$54.1	(3.2%)
Color Standards (Pantone)	11.7	12.5	11.9	12.1	48.2	11.8	0.9%

Total	$67.6	$72.3	$67.3	$76.1	$283.3	$65.9	(2.5%)

Exhibit 2
Consolidated Income Statement
(in thousands)

	2007	2008
	Q4 Actual	Q1 Actual	Variance

Net sales	$74,687	$65,919	$(8,768)

Cost of sales	29,194	26,508	(2,686)

Gross profit from continuing operations	45,493	39,411	(6,082)
	60.9%	59.8%	-1.1%

Restructuring and integration costs	83	232	149
Inventory valuation amortization	2,563	3,845	1,282
	2,646	4,077	1,431

Gross profit	42,847	35,334	(7,513)
	57.4%	53.6%	-3.8%

Operating expenses
Selling and marketing	18,624	17,653	(971)
Engineering	7,990	8,637	647
General and administrative	10,322	9,864	(458)
Restructuring and integration costs	1,362	1,158	(204)
	38,298	37,312	(986)

Operating income (loss)	4,549	(1,978)	(6,527)

Other income (expense):
Net interest expense	(8,771)	(10,022)	(1,251)
Derivative expense	-	(1,977)	(1,977)
Currency loss	(563)	(1,259)	(696)
Other, net	29	107	78
Loss on debt extinguishment	(5,515)	-	5,515
	(14,820)	(13,151)	1,669

Loss before income taxes	(10,271)	(15,129)	(4,858)

Income taxes	10,009	1,668	(8,341)

Loss from continuing operations	(20,280)	(16,797)	3,483

Discontinued operations, net	686	-	(686)

Net loss	$(19,594)	$(16,797)	$2,797

Exhibit 3
Credit Agreement EBITDA
(in thousands)

	2007	2008
	Q4 Actual	Q1 Actual	Variance

Net loss	$(19,594)	$(16,797)	$2,797

EBITDA adjustments:
Depreciation	1,979	1,938	(41)
Amortization	165	150	(15)
Amortization - Amazys	2,658	2,658	-
Amortization - Pantone	1,614	2,331	717
Amortization - capitalized sw	658	831	173
Restructuring and integration costs	1,445	1,390	(55)
Inventory valuation amortization	2,563	3,845	1,282
Share-based compensation	980	1,118	138
Investment in founders life insurance	455	927	472
Net interest expense *	8,638	11,857	3,219
Currency loss	563	1,259	696
Income taxes	10,695	1,668	(9,027)
(Gain) Loss on sale of assets	76	(17)	(93)
Loss on debt extinguishment	5,515	-	(5,515)
Pantone (October 1 - 24)	462	-	(462)
	38,466	29,955	(8,511)

EBITDA based on credit agreement	$18,872	$13,158	$(5,714)

* EBITDA adjustment for interest expense excludes mortgage interest on the Company's former headquarters of $206k for Q4 2007 and $144k for Q1 2008.

Exhibit 4
Covenant Calculations
Q1 2008

	2007			2008
	Q2*	Q3*	Q4	Q1	Q2	Q3	Q4

Minimum Adjusted EBITDA
Consolidated adjusted EBITDA	$19,100,000	$9,800,000	$18,872,311	$13,158,070
Consolidated adjusted EBITDA - rolling 4 quarters				$60,930,381

Required adjusted EBITDA 1st lien				$60,000,000	$65,000,000	$67,500,000	$72,500,000
Required adjusted EBITDA 2nd lien				$54,000,000	$59,000,000	$62,000,000	$65,500,000

Interest Coverage
Consolidated adjusted EBITDA - rolling 4 quarters				$60,930,381
Total Cash Interest Expense - rolling 4 quarters**				$34,191,196
Calculated interest coverage ratio				1.78

Required interest coverage ratio 1st lien				1.30	1.40	1.50	1.75
Required interest coverage ratio 2nd lien				N/A	N/A	N/A	N/A

Leverage Ratio
Total consolidated debt				$393,993,559
Consolidated adjusted EBITDA - rolling 4 quarters				$60,930,381
Calculated leverage ratio				6.47

Required leverage ratio 1st lien				6.00	5.75	5.50	5.25
Required leverage ratio 2nd lien				6.50	6.25	5.92	5.70

Maximum Consolidated Capital Expenditures
Capital expenditures				$2,193,729

Maximum consolidated capital expenditures***				$10,000,000	$10,000,000	$10,000,000	$10,000,000

*	Stipulated amounts per the credit agreements

**	Per the credit agreements, Total Cash Interest Expense equals cash interest expense from 11/1/07 (Post-Pantone acquisition) through the period end date, annualized to represent 12 full months.

***	The Company shall not permit it's Consolidated Capital Expenditures to exceed $10,000,000 for fiscal year 2008.

Note:	Financial covenants in the credit agreement are tested starting Q1 2008. Per the credit agreements, Cash Interest Expense and total consolidated debt exclude the mortgage on the Company's former headquarters.

CONTACT:
X-Rite
Lynn J. Lyall, CFO, 616-803-2888
llyall@xrite.com